Exhibit 5.1

November 27, 2019

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Re:	Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Century Communities, Inc., a Delaware corporation (the “Company”), and have been requested to render this opinion letter in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-226054), as filed with, and automatically declared effective by, the U.S. Securities and Exchange Commission (the “Commission”) on July 2, 2018 (the “Registration Statement”), of the offering and sale by the Company of up to $100,000,000 maximum aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Distribution Agreement, dated November 27, 2019 (the “Distribution Agreement”), among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., and Fifth Third Securities, Inc. This opinion letter is being delivered at your request in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “8-K”), and supplements our opinion, dated July 2, 2018, previously filed as Exhibit 5.1 to the Registration Statement. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Distribution Agreement.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), (ii) the Bylaws of the Company, as amended, (iii) the Distribution Agreement, (iv) the Registration Statement, (v) the base prospectus included in the Registration Statement at the time it was declared effective (the “Base Prospectus”), (vi) the prospectus supplement, filed by the Company with the Commission on November 27, 2019 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), (vii) resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Shares, and the authorization and approval of the Distribution Agreement and the transactions contemplated thereby, certified by an officer of the Company (the “Resolutions”), (viii) certificates of officers of the Company, (ix) certificates of public officials, (x) such other corporate documents, records, agreements and instruments of the Company, and (xi) such other documents, records, agreements, instruments and certificates, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates and/or statements of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established. In making our

GREENBERG TRAURIG, LLP ∎ ATTORNEYS AT LAW ∎ WWW.GTLAW.COM

1840 Century Park East, Suite 1900 ∎    Los Angeles, California 90067 ∎    Tel 310.586.7700 ∎    Fax 310.586.7800

Century Communities, Inc.

November 27, 2019

examination of documents executed by parties other than the Company, we have assumed that such other parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such other parties of such documents, and the validity and binding effect thereof. We further assume that the amount, terms, sale, and issuance of the Shares to be offered from time to time by the Company pursuant to the Distribution Agreement will be authorized and determined at the time of issuance by proper corporate action of the Company (each, a “Corporate Action”), as authorized by the Resolutions.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when an issuance of Shares has been duly authorized by all necessary Corporate Action, upon issuance, delivery and payment therefor in accordance with the terms of the Distribution Agreement, pursuant to one or more Transaction Acceptances or Terms Agreements delivered or entered into in accordance with the Distribution Agreement, and in the manner contemplated by the Prospectus and such Corporate Action, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iii) our assumption that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale, and issuance by the Resolutions. In addition, the foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion herein with respect to the laws of any other jurisdiction. Furthermore, we express no opinion as to matters relating to compliance with any federal or state antifraud laws, any securities or blue sky laws of any jurisdiction, or any other rules or regulations relating to securities.

We hereby consent (i) to the filing of this opinion letter as Exhibit 5.1 to the 8-K and to the Registration Statement, and (ii) to the reference to our firm appearing under the captions “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we do not undertake any obligation to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date hereof or that may hereinafter come to our attention. We express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is for your benefit in connection with the 8-K, the Registration Statement, and the offering, sale and issuance of the Shares, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

GREENBERG TRAURIG